Exhibit 10.8

AMENDED AND RESTATED EXECUTIVE COMPENSATION AND
RETENTION AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE COMPENSATION AND RETENTION AGREEMENT ("Agreement"), by and between COIL TUBING TECHNOLOGY HOLDINGS, INC., a Nevada corporation, (referred to herein as the "Company"), and JERRY SWINFORD (referred to herein as "Swinford") (collectively “the“Parties”) is effective on the 1st day of July 2007 (the “Effective Date").

The parties previously entered into an Executive Compensation and Retention Agreement on or around July 1, 2007 (the “Prior Agreement”), which Prior Agreement is replaced and superseded in its entirety by this Agreement.

In consideration of the mutual covenants set forth herein, the Company and Swinford hereby agree as follows:

1.           APPOINTMENT.  The Company hereby agrees to appoint and retain Swinford as its President and Chief Executive Officer, and Swinford agrees to serve the Company, in the capacities described herein during the Period of Appointment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.

2.           PERIOD OF APPOINTMENT. The term “Period of Appointment” shall mean the period which commences on the Effective Date and, unless earlier terminated pursuant to Section 6, ends on December 31, 2008; provided, however, that the Period of Appointment may be extended for up to two additional years by Swinford.  Each annual extension shall occur automatically unless Swinford provides the Company in writing that he will not be exercising the annual extension by December 1 of each year prior to the to-be-extended year.  For example, the Period of  Appointment will automatically extend to December 31, 2009 unless Swinford provides notice that he will not be exercising the extension for 2009 on or before December 1, 2008.

3.           DUTIES DURING THE PERIOD OF APPOINTMENT.

a.
DUTIES. During the Period of Appointment, Swinford shall be employed by the Company and serve as its “President and Chief Executive Officer.”  In such capacities, Swinford will perform such services as are customary for a president and chief executive officer.  Nothing herein is intended to restrict the duties of Swinford or limit him from serving in such other executive officer positions as the Board of Directors deems appropriate.

b.
SCOPE. During the Period of Appointment, and excluding any periods of vacation and sick leave to which the office of President is entitled, Swinford shall devote full time and attention to the affairs of the Company.

4.           COMPENSATION AND OTHER PAYMENTS.

a.	ANNUAL SALARY. Annual salary shall be set at $120,000.00 per annum payable in regular installments but in no event less often than monthly.

b.
ANNUAL INCREASES.  If the Period of Appointment is extended beyond December 31, 2008 as provided in section 2 above, Swinford's annual salary will be increased in an amount to be determined by the Board of the Company or a Committee of the Board of the Company, but in no event shall such increases be in an amount less than ten percent (10%).

c.	BONUSES. Swinford may participate in any and all bonus plans established by the Board or a Committee of the Board.

5.           OTHER BENEFITS.

a.	INCENTIVE & RETENTION SHARES.

i.	RETENTION SHARES. The Company will issue to Swinford one million (1,000,000) shares of its common stock contemporaneously with Swinford entering into this Agreement.

ii.
INCENTIVE SHARES.  At the end of the initial Period of Appointment and the end of each subsequent year or, at Swinford's option, within thirty (30) days thereafter, the Company will issue to Swinford the number of shares necessary to provide to Swinford five percent (5%) of the issued and outstanding common stock of the Company.  As a result, on December 31, 2008 or, at Swinford's option, within 30 days thereafter, the Company will issue the number of shares necessary to provide Swinford five percent (5%) of the issued and outstanding common stock of the Company.  Further, if Swinford elects to extend the Period of Appointment to December 31, 2009, on December 31, 2009 or, at Swinford's option, within 30 days thereafter, the Company will issue the number of shares necessary to provide Swinford an additional five percent (5%) of the issued and outstanding common stock of the Company.  Similarly, if Swinford elects to extend the Period of Appointment to December 31, 2010, on December 31, 2010 or, at Swinford's option, within 30 days thereafter, the Company will issue the number of shares necessary to provide Swinford an additional five percent (5%) of the issued and outstanding common stock of the Company.  Such shares will be subject to any and all restrictions appropriate or necessary to comply with state or federal registration requirements.

b.
REGULAR REIMBURSED BUSINESS EXPENSES. The Company shall promptly reimburse Swinford for all expenses and disbursements reasonably incurred by Swinford in the performance of his duties hereunder during the Period of Appointment.

c.
BENEFIT PLANS.  Swinford and his eligible family members shall be entitled to participate immediately (except for any Company plan which includes or requires a waiting period, in which event Swinford shall be entitled to participate as soon as he is eligible under the terms of such plan), on terms no less favorable to Swinford than the terms offered to other employees, in any group and/or executive life, hospitalization or disability insurance plan, health program, vacation policy, pension, profit sharing, ESOP, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits that may be offered by the Company as approved by the Board of Directors from time to time.

d.	HEALTH INSURANCE. The Company shall provide Swinford and his wife, whether or not he remains employed by the Company, health insurance until at least December 31, 2010.

e.	PERQUISITES. The Company shall provide Swinford at least such perquisites as are commonly provided to other executives of the Company and are commiserate with his Appointment.

6.           TERMINATION.

a.
GENERAL.  Swinford's employment hereunder shall commence on the Effective Date and continue until the end of the term specified in section 2 above, except that the employment of Swinford hereunder shall terminate prior to such time in accordance with the following:

i.
DEATH OR DISABILITY.  Upon Swinford’s death during the term of his employment hereunder or, at the option of the Company, in the event of Swinford’s disability, upon thirty (30) days notice to Swinford.

ii.	FOR CAUSE. For “Cause” immediately upon written notice by the Company to Swinford. A termination for Cause shall mean:

(1)	the commission of an intentional act of dishonesty, fraud, misrepresentation, misappropriation, or embezzlement by Swinford which has a material detrimental impact on the Company;

(2)	Swinford’s unauthorized use or disclosure of any Confidential Information or trade secrets of the Company which has a material detrimental impact on the Company;

(3)
a significant violation by Swinford of a law or regulation applicable to the Company’s business, which has a material detrimental impact on the Company and which the Board of the Company reasonably determines does or is reasonably likely to cause material injury to the Company;

(4)	Swinford’s indictment of, or conviction of, or plea of nolo contendere or guilty to a felony or any other crime which involves moral turpitude;

(5)
Swinford’s continued failure, in the reasonable discretion of the Board, to perform the principal duties, functions and responsibilities of his position (other than any such failure resulting from Swinford’s disability) or to follow the directives of the Board after written notice from the Company identifying the deficiencies in performance and a reasonable cure period of not less than thirty (30) days of any breach capable of cure; gross negligence or willful misconduct in the performance of Swinford’s duties; or

(6)	a material and willful breach of Swinford’s fiduciary duties to the Company.

iii.
WITHOUT CAUSE.  Without Cause upon thirty (30) days written notice by the Board of Directors to Swinford or upon Swinford to the Board of Directors.  If Swinford terminates the Agreement for any reason, he shall have no liability to the Company or its subsidiaries or affiliates as a result thereof.

iv.
CONSTRUCTIVE TERMINATION.  Upon Swinford’s Constructive Termination.  Constructive Termination of Swinford’s employment with the Company will be deemed to have occurred if Swinford terminates his employment with the Company within six (6) months following the date on which:

(1)	the Company demotes Swinford to a lesser position, either in title or responsibility;

(2)
the Company decreases Swinford’s pay below the highest level in effect at any time Swinford’s employment with the Company or reduces Swinford’s benefits below the levels in effect during Swinford’s employment with the Company (other than as a result of any amendment or termination of any group or other executive benefit plan, which amendment or termination is applicable to all executives of the Company or any inadvertent reduction in benefits that Company cures within thirty (30) days after receiving written notice of such reduction);

(3)	the Company requires Swinford to relocate to a principal place of business more than fifty (50) miles from the principal place of business occupied by Company as of the date hereof;

(4)	the Company is subject to a Change in Control, unless Swinford accepts an appointment or employment with a successor to the Company; or

(5)	the Company breaches any material term of this Agreement which is not cured by the Company within ten (10) days after receiving written notice of such breach.

b.
OBLIGATIONS OF THE COMPANY UPON TERMINATION.  The following provisions describe the obligations of the Company to Swinford under this Agreement upon termination of his Appointment.  However, except as explicitly provided in this Agreement, nothing in this Agreement shall limit or otherwise adversely affect any rights which Swinford may have under applicable law, under any other agreement with the Company, or under any compensation or benefit plan, program, policy or practice of the Company.

i.
TERMINATION BY THE COMPANY FOR CAUSE OR RESIGNATION WITHOUT CAUSE.  In the event this Agreement terminates by reason of the Company’s termination of Swinford’s Appointment as President and Chief Executive Officer of the Company for Cause or because of Swinford’s resignation Without Cause, the Company shall:

(1)	Pay to Swinford within ten (10) days any amount of Compensation (as enumerated in section 4 above) earned but not yet paid;

(2)	Provide Swinford’s health insurance as obligated in section 5(d) above, until December 31, 2010; and

(3)	If such termination occurs during the initial term of the Period of Appointment, issue to Swinford the Incentive Shares provided for in section 5 above.

ii.
TERMINATION BY THE COMPANY WITHOUT CAUSE, OR CONSTRUCTIVE TERMINATION.  In the event this Agreement terminates by reason of the Company’s termination of Swinford’s Appointment as President and Chief Executive Officer of the Company Without Cause or Swinford is Constructively Terminated, the Company shall:

(1)
Pay to Swinford in a lump sum within ten (10) days the remaining amount of Compensation provided for in section 4 above through December 31, 2010 including any minimum annual increases and bonuses and an additional one hundred thousand dollars ($100,000);

(2)	Provide Swinford’s health insurance as obligated in section 5(d) above, until December 31, 2010; and

(3)
Issue to Swinford the Incentive Shares provided for in section 5 above for any periods (2008, 2009 or 2010) on December 31 (or at Swinford’s election, within thirty (30) days thereafter) the appropriate number of shares for such period.

iii.
TERMINATION BY DEATH OR DISABILITY OR SWINFORD’S TERMINATION FOR CAUSE.  In the event this Agreement terminates by reason of Swinford’s Death or Disability or because of Swinford’s resignation For Cause, the Company shall:

(1)	Pay to Swinford within ten (10) days any amount of Compensation (as enumerated in section 4 above) earned but not yet paid;

(2)	Provide Swinford’s health insurance as obligated in section 5(d) above, until December 31, 2010; and

(3)
Issue to Swinford the Incentive Shares provided for in section 5 above for any periods (2008, 2009 or 2010) on December 31 (or at Swinford’s election, within thirty (30) days thereafter) the appropriate number of shares for such period.

c.
MITIGATION.  In no event shall Swinford be obligated to seek another appointment or employment or take any other action by way of mitigation of the amounts payable to the Swinford under any of the provisions of this Agreement.  Any severance benefits payable to Swinford shall not be subject to reduction for any compensation received from another appointment or employment.

d.
CHANGE OF CONTROL.  For purposes of this Agreement, Change of Control shall be deemed to have occurred (i) if more than 33% of the voting shares of the Company are acquired by a third party in a plan of reorganization, merger and/or consolidation or (ii) if majority voting control of the Company is acquired by any person other than Swinford, but does not include acquisition of majority voting control by a person that results from Swinford voluntarily transferring such voting control to such person including, but not limited to, Swinford transferring such control by proxy or by transferring some other interest to such person.

7.           INDEMNIFICATION.  To the extent practical, the Company shall maintain, for the benefit of Swinford and other executives directors and/or officers liability insurance.  In addition, Swinford shall be indemnified by the Company against liability as an officer and President and Chief Executive Officer of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law.  Swinford’s rights under this Section shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated.

8.           INVENTIONS; ROYALTY FREE LICENSE.

a.
INVENTIONS DEFINED.  “Inventions” includes all rights to discoveries, inventions, improvements, designs and innovations (including all data and records pertaining thereto) that relate to the business of the Company, whether or not patentable, copyrightable or reduced to writing, that Swinford may discover, invent or originate during the term of his employment hereunder, either alone or with others and whether or not during working hours or by use of the facilities of the Company.

b.	SWINFORD TO RETAIN RIGHTS. Swinford is to retain or maintain any and all rights to Inventions.

c.	COMPANY TO LICENSE. Swinford will grant to the Company a license on substantially the terms of the licensing agreement attached hereto as Exhibit A.

d.
WAIVER OF ROYALTIES.  Throughout his Appointment under this Agreement, Swinford will waive any and all royalties due to him by the Company under a Waiver of Royalties Agreement on substantially the terms of the agreement attached hereto as Exhibit B.

9.           CONFIDENTIAL INFORMATION.

a.
ACKNOWLEDGMENT OF PROPRIETARY INTEREST.  Swinford agrees that all Confidential Information learned by him during his employment with the Company, whether developed by Swinford or in conjunction with others or otherwise, is and shall remain the exclusive property of the Company.

b.
CONFIDENTIAL INFORMATION DEFINED.  “Confidential Information” means all confidential and proprietary information of the Company, to the extent such property is the property of the Company and not the property of Swinford or another, and that is not otherwise publicly available.  “Confidential Information” does not include the “Inventions” referenced in section 8.  Without limited the foregoing, Confidential Information includes the following:

i.	Information derived from reports, investigations, experiments, research and work in progress,

ii.	Methods of operation,

iii.	Marketing data,

iv.	Proprietary computer programs and codes,

v.	Drawings designs, plans and proposals,

vi.	Marketing and sales programs,

vii.	Client lists,

viii.	Historical financial information and financial projections,

ix.	Pricing formulae and policies,

x.	All other concepts, ideas, materials and information prepared or performed for or by the Company, and

xi.	All information related to the business, products, purchases or sales of the Company and any of its suppliers and customers.

c.
COVENANT NOT TO DIVULGE CONFIDENTIAL INFORMATION.  The Company is entitled to prevent the disclosure of Confidential Information.  The Company agrees to and will provide Confidential Information to Swinford at the inception of his employment and Swinford acknowledges and agrees that, during the course of his employment he will be exposed to, have access to, and gain knowledge of Confidential Information.  As a portion of the consideration for the employment of Swinford and for the compensation being paid to him hereunder and thereafter to hold in strict confidence and not to disclose or allow to be disclosed or made available to any person, firm or corporation, other than to his professional advisors (who have the obligation to maintain the confidentiality of such information) and to persons engaged by the Company to further the business of the Company, and not to use except in the pursuit of the business of the Company, the Confidential Information, without the prior written consent of the Company.

d.
RETURN OF MATERIALS.  In the event of any termination or cessation of his employment with the Company for any reason, or request by the Company at anytime, Swinford shall promptly deliver to the Company all documents, data and other information derived from or otherwise pertaining to Confidential Information.  Swinford shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing or pertaining to any Confidential Information.

10.           GENERAL

a.
NOTICES.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given upon delivery if delivered personally or via written telecommunication, or five days after mailing if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith:

If to the Company, addressed to:	If to the Jerry Swinford addressed to:
Coil Tubing Technology Holdings, Inc.	Jerry Swinford
19511 Wied Road, Suite E	19511 Wied Road, Suite E
Spring, TX 77388	Spring, TX 77388

Notice and communications shall be effective when actually received by the addressee.

b.
WITHHOLDING.  All payments required to be made to Swinford by the Company under this Agreement shall be subject to withholding, at the time payments are actually made to Swinford and received by him, of such amounts, if any,  relating to federal, state and local taxes as may required by law.

c.
TAXES.  In the event that the aggregate of all payments or benefits made or provided to, or that may be made or provided to, Swinford under this Agreement and under all other plans, programs and arrangements of the Company (the "Aggregate Payment") are determined to constitute a "parachute payment" or some other category of payment which results in special tax treatment, Swinford and the Company shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of liability for the payment, and all expenses incurred by Swinford in connection therewith shall be paid by the Company promptly upon notice of demand from Swinford.

d.
REIMBURSEMENT OF LEGAL EXPENSES.  In the event that Swinford is successful, whether in mediation, arbitration or litigation, in pursuing any claim or dispute involving Swinford’s Appointment with the Company, including any claim or dispute relating to (a) this Agreement, (b) termination of Swinford’s Appointment with the Company or (c) the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall promptly reimburse Swinford for all costs and expenses (including, without limitation, attorneys' fees) relating solely, or allocable, to such successful claim.

e.	LAW GOVERNING. This Agreement shall be governed under the laws of the State of Texas.

f.
SEVERABILITY.  If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

g.
WAIVERS.  No delay or omission by either party in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

h.	COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

i.	CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms of provisions hereof.

j.
REFERENCE TO AGREEMENT.  Use of the words “herein, “hereof,” “hereto,” “hereunder” and the like in this Agreement refer to this Agreement only as a whole and not to any particular section or subsection of this Agreement, unless otherwise noted.

k.	SUCCESSORS. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, their heirs, administrators, successors, and assigns.

l.
ASSIGNABILITY.  This Agreement and the rights and obligations thereunder may not be assigned by any act of either party or by operation of law without the prior written consent of each party.  However, the Company may fulfill its obligation to compensate Swinford through one or more of its wholly owned subsidiaries.

m.
GENDER AND NUMBER.  The masculine gender shall be deemed to denote the feminine or neuter genders, the singular to denote the plural, and the plural to denote the singular, where the context so permits.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 7th day of September, 2007.

COIL TUBING TECHNOLOGY HOLDINGS, INC.                                                                                                                                                    JERRY SWINFORD

By:           /S/ Jerry Swinford                                                                                                                                          By:             /S/ Jerry Swinford
Jerry Swinford, President and Chief Executive Officer                                                                                                                                        Jerry Swinford